EXHIBIT 99

Florida Progress Corporation
Investor News
[LOGO OMITTED]

Analyst Contacts:
Mark A. Myers (813) 866-4245
Greg Beuris (813) 866-4442

Florida Power Corporation Crystal River Nuclear Plant Update

St. Petersburg, Florida, December 15, 1997 -- Florida Power Corporation met with the Nuclear Regulatory Commission's (NRC) restart panel last week to discuss the utility's progress toward returning the Crystal River nuclear power plant to service. At the meeting, both the NRC and Florida Power agreed there were no new issues concerning the restart of the nuclear plant.

Senior vice-president Roy Anderson stated he expects to begin "plant heatup" later in December and bring the reactor critical (restart) during the first week of January 1998. By mid-January, Anderson expects the plant will be producing power and connected to the transmission grid. The current schedule reflects the time necessary to wrap up plant modifications and obtain NRC approval of remaining license submittals.

Florida Power began preparing the nuclear unit for plant heatup in late November and reported to the NRC last week that plant preparations were progressing well. This activity includes testing of various plant systems and equipment to ensure those systems are operating as designed prior to plant heatup.

Florida Power's nuclear plant is currently in Mode 5, otherwise known as cold shutdown. Returning a nuclear plant to service entails many steps that ultimately bring the plant to Mode 1. It is during this final mode that the plant's power output is escalated and connected to the transmission grid.

During plant heatup, the water temperature in the plant's reactor coolant system is gradually increased. When the temperature reaches 200 degrees, the plant is in Mode 4. Further increases in primary plant water temperature and pressure result in the plant achieving normal operating temperature and pressure. An important aspect of plant heatup is examination for any leaks in the plant's reactor coolant system that require sealing prior to restart.

Upon approval from the NRC's Nuclear Reactor Regulation division (NRR) of certain license submittals, Florida Power can enter Mode 4. Although the NRR has not announced when it expects to issue its approval of these submittals, Florida Power does not expect any further delays in its restart plan. Florida Power continues to work very closely with the NRR on the license submittals.

Prior to entering Mode 2, the point at which reactor criticality is reached, Florida Power must receive written concurrence from the NRC's Region II Administrator. Florida Power expects to request that once all NRR approvals of license amendments have been received. Florida Power currently anticipates entering Mode 2 during the first week of January.

                                   -- more --

Page 2
Florida Progress Corporation
Investor News - Florida Power's Crystal River Nuclear Plant


In his concluding remarks at the restart panel meeting, the NRC's Region II Administrator, Luis Reyes, noted that Florida Power has accomplished a significant amount of work in a short period of time and that the Operational Safety Team Inspection, which is the final inspection before restart, is scheduled to be completed on December 16.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: this news release contains forward looking statements, including statements regarding the restart of the nuclear plant by mid-January 1998. These statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from expectations. Key factors that could have a direct impact on actual results include various factors that could impact the successful execution of the restart plan, such as the timing and nature of actions by regulators, timely completion of scheduled work by Florida Power and outside contractors and the timely delivery of parts and materials, potential new plant modifications not foreseen at this time which extend the outage further and other factors described in the company's Securities and Exchange Commission filings.

Florida Progress (NYSE:FPC) is a Fortune 500 diversified utility holding company with assets of $6.1 billion. Its principal subsidiary is Florida Power, the state's second-largest electric utility with about 1.3 million customers. Diversified operations include coal mining, marine operations, rail services and life insurance.